Exhibit 99.1

Information Analysis Appoints Tim Hannon Interim Chief Financial Officer

FAIRFAX, VA, October 4, 2021 – Information Analysis Incorporated (OTCQB: IAIC) (“IAI”) today announced the appointment of Tim Hannon as its Interim Chief Financial Officer effective September 29, 2021. Matt Sands will become Senior Vice President of Finance and Corporate Controller.

Mr. Hannon comes to IAI with over 30 years of executive financial management and advisory services experience including an extensive background in M&A, capital structure design, turnaround management, strategic planning, integration of finance organizations, ERP systems implementation, treasury management and functions of the CFO office.

Mr. Hannon served as corporate controller for a $1 billion national food company and then as Chief Financial Officer for several private equity portfolio companies in the retail, manufacturing, and consumer industries. In these roles, Mr. Hannon conducted due diligence on multiple target companies and managed the integration of acquisitions. As a CFO, Mr. Hannon has managed all aspects of Finance as well as the Information Technology, Legal, Risk Management and Human Resources functions.

He is a Certified Public Accountant and has also earned the designations of Certified Management Accountant and Certified Insolvency and Reorganization Advisor. Mr. Hannon received his B.S. in Accounting from the State University of New York at Albany.

"I am extremely excited to join IAI at this critical time in its transformation into a technology leader. The company has the potential for significant growth for many years to come and I look forward to working with the team to execute on the company’s strategic vision, accelerate growth and enhance value for our shareholders,” said Mr. Hannon.

"IAI is going through a major transformation and we needed a CFO who has led organizations through major change,” said Chairman and CEO Jamie Benoit. "Tim's success and experience in a number of challenging leadership positions and his financial expertise will be an invaluable addition to the team during this early phase of executing our strategy"

Mr. Hannon will help lead IAI through the first phase of its organizational transformation, capital raising and internal reorganization and will culminate his service to the Company helping lead the search and selection of a permanent Chief Financial Officer.

Board and Management Commentary

Matt Sands, who will become the Senior Vice President of Finance and Corporate Controller, noted, “Tim is the right person at the right time to help take IAI to the next level, and I look forward to working together. I will continue to focus on accounting policy and public financial reporting, to include regulatory compliance related to our anticipated future listing on a national exchange. I am excited for IAI’s future.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology products and services company. The Company specializes in software conversions, systems modernization and security.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2020, and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA

Vice President

The Equity Group Inc.

(212) 836-9626

Matt Sands, Sr. Vice President

msands@infoa.com

(703) 293-7925